Exhibit 99.1

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CODE OF REGULATIONS

Effective October 22, 2014, Sparton Corporation, an Ohio corporation (the “Company”), organized and existing under and by virtue of the Ohio Revised Code, does hereby certify that the Board of Directors of the Company adopted resolutions pursuant to the Ohio Revised Code approving and adopting the following amendment to the Amended and Restated Code of Regulations of the Company, as amended, and recommended the amendment to the shareholders of the Company, and the shareholders have approved such amendment:

Article VII is hereby re-designated as Article VIII and a new Article VII is hereby added:

ARTICLE VII.

FORUM FOR ADJUDICATION OF DISPUTES

Section 1. Forum for Adjudication of Disputes. Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company or any of its directors, officers or other employees alleging a violation of Corporate Matters, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine shall be a state or federal court located within the State of Ohio shall be the, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article VII. “Corporate Matters” means the Corporation Law of the Ohio Revised Code, the Company’s Second Amended Articles of Incorporation, as amended, these Regulations, and the bylaws

IN WITNESS WHEREOF, this Certificate is effective as of the 22nd day of October, 2014.

SPARTON CORPORATION

By:	/s/ Cary B. Wood
Name:	Cary B. Wood
Title:	President and Chief Executive Officer